UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): April 17, 2013

EXPEDIA, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51447	20-2705720
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

333 108th Avenue NE

Bellevue, Washington 98004

(Address of principal executive offices) (Zip code)

(425) 679-7200

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 17, 2013, Expedia, Inc. (the “Company”) entered into a new employment agreement with Dhiren Fonseca, the Company’s Chief Commercial Officer (the “Employment Agreement”). The Employment Agreement is effective as of April 13, 2013 (the “Effective Date”) and has a term of one year (the “Term”). This Agreement replaces his prior employment agreement, which was set to expire on April 17, 2013.

Compensation. Under the terms of the Employment Agreement, Mr. Fonseca will continue to receive his current $425,000 base salary. Mr. Fonseca will also be entitled to receive annual discretionary bonuses, with a target bonus of 75% of his annual base salary.

Severance. Pursuant to the Employment Agreement, Mr. Fonseca is entitled to the following severance and other payments upon his termination, subject to his execution and non-revocation of a release and compliance with restrictive covenants described below.

Upon a termination of Mr. Fonseca’s employment by the Company without Cause (other than by reason of his death or Disability or due to the expiration of the Term) or by Mr. Fonseca for Good Reason, subject to his execution and non-revocation of a release and compliance with restrictive covenants described below, then:

•

the Company will pay Mr. Fonseca a total of $637,500 over a period of eighteen months following termination; provided that such payments will be offset by any amount earned by Mr. Fonseca from another employer during such time period;

•	the Company will consider in good faith the payment of a discretionary bonus on a pro rata basis for the year in which the termination of employment occurs;

•

contingent upon the satisfaction of any applicable performance conditions, all equity held by Mr. Fonseca that otherwise would have vested during the twelve-month period following termination of employment will accelerate; provided that any equity awards that vest less frequently than annually shall be treated as though such awards vested annually;

•

Mr. Fonseca will have eighteen months following termination to exercise any vested stock options granted by the Company (including stock options accelerated pursuant to the terms of the Employment Agreement) or, if earlier, through the scheduled expiration date of the options; and

•

the Company will make a cash payment to Mr. Fonseca each month for a period of eighteen months following termination in an amount equal to the premiums charged to maintain COBRA health insurance for Mr. Fonseca and his eligible dependents.

Upon a termination of Mr. Fonseca’s employment by the Company due to the expiration of the Term, subject to his execution and non-revocation of a release and compliance with restrictive covenants described below, then the Company will provide the same payments and equity acceleration on the same terms and conditions as described above except that (i) Mr. Fonseca will be paid a total of $312,500 over a period of eighteen months following termination, instead of $637,500 and (ii) only equity held by Mr. Fonseca that was granted prior to February 15, 2012 will be eligible for acceleration.

Restrictive Covenants. Mr. Fonseca will be restricted from competing with the Company and from soliciting employees and business partners of the Company during the longer of eighteen-month period following his termination for any reason and the remaining term of the Employment Agreement.

The description of the Employment Agreement is qualified in its entirety by reference to the full text of the agreement, a copy of which is filed herewith as Exhibit 10.1, and is incorporated by reference herein. Unless otherwise specified, capitalized terms used above without definition have the meanings set forth in the Employment Agreement.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

10.1	Second Amended and Restated Employment Agreement between Dhiren Fonseca and Expedia, Inc., effective April 13, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXPEDIA, INC.

Date: April 23, 2013	By:	/s/ Robert J. Dzielak
	Name:	Robert J. Dzielak
	Title:	Executive Vice President, General Counsel & Secretary

EXHIBIT INDEX

Exhibit Number	Description

10.1	Second Amended and Restated Employment Agreement between Dhiren Fonseca and Expedia, Inc., effective April 13, 2013.